AMENDMENT TO THE AGREEMENT AND DECLARATION OF TRUST
                                       OF
                          PIONEER LARGE-CAP VALUE FUND


         The undersigned, being at least a majority of the Trustees of Pioneer Large-Cap Value Fund, a Delaware business trust, acting pursuant to Article IX,
Section 8 of the Agreement and Declaration of Trust dated March 27, 2000 (the "Declaration"), do hereby amend the Declaration as follows, such amendment to become effective upon the filing of an amendment to the Trust's Certificate of Trust with the Secretary of State of the State of Delaware.

         Section 1 of Article 1 of the Declaration is hereby deleted and replaced with the following:

         Section 1. NAME: The name of the Trust created by this Declaration of Trust is "Pioneer Large Cap Value Fund."




         IN WITNESS WHEREOF, the undersigned being all the Trustees of the Trust have executed this instrument as of the date first written above.


         -----------------------------------------------------
         Mary K. Bush As Trustee and not individually



         /S/ JOHN F. COGAN, JR.
         John F. Cogan, Jr. As Trustee and not individually



         /S/ RICHARD H. EGDAHL
         Richard H. Egdahl As Trustee and not individually



         /S/ MARGARET B.W. GRAHAM
         Margaret B.W. Graham As Trustee and not individually



         /S/ MARGUERITE A. PIRET
         Marguerite A. Piret As Trustee and not individually



         /S/ DAVID D. TRIPPLE
         David D. Tripple As Trustee and not individually



         /S/ STEPHEN K. WEST
         Stephen K. West As Trustee and not individually



         ----------------------------------------
         John Winthrop As Trustee and not individually